Exhibit 2.2

February 6, 2024

Abraham Mirman

17503 La Cantera Pkwy

Suite 104-603

San Antonio, TX 78257

Re: Limited Guarantee

Ladies and Gentlemen:

This Limited Guarantee is being entered into by Abraham Mirman (“Guarantor”) in favor of Battalion Oil Corporation, a Delaware corporation (“Company”), in connection with that certain Agreement and Plan of Merger, dated as of December 14, 2023 (as amended from time to time, the “Merger Agreement”), by and among the Company, Fury Resources, Inc., a Delaware corporation (“Parent”), and San Jacinto Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Capitalized terms used but not defined in this Limited Guarantee shall have the meaning ascribed to them in the Merger Agreement.  References to any agreement specified in this Limited Guarantee shall mean such agreement as it may be amended, modified or supplemented from time to time in accordance with its terms.

1.Limited Guarantee.
(a)Subject to the terms and conditions in this Limited Guarantee, Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Company, the due and punctual payment of all of Parent’s and Merger Sub’s obligations to make any payment of any kind under the terms of the Merger Agreement, in cash, if, as and when due and payable in accordance with the terms of the Merger Agreement (such obligations, subject to the limitations in the following provisos, the “Obligations” and each, an “Obligation”); provided, however, that, notwithstanding anything to the contrary set forth in this Limited Guarantee, but subject to Section 1(g), it is explicitly acknowledged and agreed that Guarantor’s aggregate liability with respect to all Obligations shall in no event exceed $1,000,000 (the “Maximum Amount”); provided, further, that if an Obligation is paid to the Company in accordance with the Merger Agreement, then upon payment of such Obligation to the Company in its entirety in cash in United States dollars, Guarantor’s guarantee of such Obligation shall be deemed satisfied in full with immediate effect (the Obligations, as qualified by the limitations set forth in this Limited Guarantee, the “Guaranteed Obligations”, and Guarantor’s guarantee to satisfy the Guaranteed Obligations, the “Guarantee”).  All cash payments hereunder shall be made in lawful money of the United States and, to the extent required by the Merger Agreement, in immediately available funds.  In no event shall Guarantor be obligated hereunder to make any payment other than in respect of the Guaranteed Obligations and any payment or reimbursement contemplated by Section 1(b), and under no circumstances shall the aggregate, cumulative amount

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of Guarantor’s liability under this Limited Guarantee (including, without limitation, all payments made and contingent liabilities to make future payments) ever exceed, with respect to the Guaranteed Obligations, the Maximum Amount, as may be reduced by the Reduction Amount (as defined below), and, with respect to any payment or reimbursement contemplated by Section 1(b), the Guarantee Enforcement Cap (as defined below) (it being understood that only amounts payable pursuant to Section 1(b) shall count towards the Guarantee Enforcement Cap).  The Company acknowledges and agrees that (A) this Limited Guarantee may only be enforced up to the Maximum Amount and that this Limited Guarantee may not be enforced without giving effect to the Maximum Amount, in each case, in respect of the Guaranteed Obligations, (B) this Limited Guarantee may only be enforced up to the Guarantee Enforcement Cap and may not be enforced without giving effect to the Guarantee Enforcement Cap, in each case, in respect of any payment or reimbursement contemplated by Section 1(b) and (C) in no event shall the Guarantor be required to pay any amount to the Company under, in respect of, or in connection with this Limited Guarantee, the Merger Agreement or the transactions contemplated hereby or thereby other than as expressly set forth herein and therein.
(b)If Guarantor fails to promptly pay any amount due pursuant to Section 1(a), Guarantor shall pay to the Company all reasonable and documented out-of-pocket fees, costs and expenses of enforcement (including reasonable and documented attorney’s fees as well as reasonable and documented expenses incurred in connection with any such action), together with interest on such amount or such portion thereof at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made.  For the avoidance of doubt, any amounts, including accrued interest thereon, payable pursuant to this Section 1(b) shall be without duplication of any amounts, including accrued interest thereon, paid pursuant to Section 8.3(e) of the Merger Agreement or any Obligations set forth in Section 1(a). Notwithstanding anything in this Limited Guarantee to the contrary, the aggregate amount payable by Guarantor pursuant to this Section 1(b) shall not exceed $1,000,000 (the “Guarantee Enforcement Cap”).
(c)Notwithstanding anything to the contrary contained in this Limited Guarantee but subject to Section 1(g), the Company hereby agrees that to the extent that Parent is relieved of all or any portion of the Obligations either by the satisfaction or discharge thereof or pursuant to any written agreement with the Company (any amount so relieved, the “Reduction Amount”), Guarantor’s Guarantee of the Guaranteed Obligations shall be reduced on a dollar-for-dollar basis by an amount equal to such Reduction Amount.
(d)This Limited Guarantee is a guarantee of payment, not collection, and is in no way conditioned upon any requirement that the Company first attempt to collect any amounts from Parent or resort to any security or other means of collecting payments.  Without limiting the foregoing, the Company shall not be obligated to file any claim relating to the Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect Guarantor’s obligation hereunder.
(e)Subject to Section 1(c) and Section 4, the liability of Guarantor under this Limited Guarantee is absolute, unconditional and irrevocable and continuing in

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accordance with the terms hereof irrespective of (i) any modification, amendment or waiver of or any consent to departure from the Merger Agreement, to the extent agreed in writing by Parent, (ii) any change in the organizational existence, structure or ownership of Parent or Guarantor, or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding of Parent or Guarantor or affecting any of the assets of any of the foregoing, (iii) any change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, the Guaranteed Obligations, any liability incurred directly or indirectly in respect thereof, (iv) the existence of any claim, set-off or other right that Guarantor may have at any time against Parent, whether in connection with the Guaranteed Obligations or otherwise, (v) any action or inaction on the part of the Company, including, without limitation, the absence of any attempt to assert any claim or demand against Parent or to collect the Guaranteed Obligations therefrom, in each case except as contemplated by the proviso set forth in Section 4, (vi) the adequacy of any other means the Company may have of obtaining payment of the Guaranteed Obligations, or (vii) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations or the obligations under Section 1(b) or otherwise interested in the transactions contemplated by the Merger Agreement.
(f)Subject to the Maximum Amount and the Guarantee Enforcement Cap, to the fullest extent permitted by Law, Guarantor hereby irrevocably and expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company; provided, however, for the avoidance of doubt, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the consummation of the transactions contemplated by the Merger Agreement and any money damages (including, without limitation, all or any portion of any money damages payable in lieu of specific performance or the Closing Failure Fee).  Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Limited Guarantee or acceptance of this Limited Guarantee.  The Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent or Guarantor, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee.  When pursuing rights and remedies hereunder against Guarantor, the Company shall be under no obligation to pursue such rights and remedies the Company may have against Parent or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Company of any right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company.
(g)In the event that any payment, or portion thereof, to the Company in respect of any of the Guaranteed Obligations is rescinded and/or returned to Guarantor or Parent for any reason whatsoever, Guarantor shall remain liable hereunder with respect to such Guaranteed Obligations as if such payment, or applicable portion thereof, had not been made. This Limited Guarantee shall remain in full force and effect and continue to be effective should any

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petition be filed by or against Guarantor or Parent for liquidation or reorganization, should any of Guarantor or Parent make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any or a significant portion of Guarantor’s or Parent’s assets and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of any of the Guaranteed Obligations, or any part thereof, is, rescinded whether as a “voidable preference”, “fraudulent conveyance,” or otherwise, as though such payment or performance had not been made.
(h)Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of the Guaranteed Obligations and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally. Notwithstanding the foregoing or any other provision of this Limited Guarantee to the contrary (other than Section 1(g)), Guarantor retains and may assert, as a defense to, or release or discharge of, any payment or performance by Guarantor under this Limited Guarantee, any and all claims, set-offs, deductions, defenses or releases that may be available to Parent with respect to the Merger Agreement or to Guarantor with respect to this Limited Guarantee and/or that the Guaranteed Obligations have already been satisfied or performed, except for any defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of Parent, the legal power or authority of Parent to enter into the Merger Agreement and perform its obligations thereunder, or the lack of enforceability of the obligations of Parent under the Merger Agreement. Guarantor acknowledges that he will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.  Guarantor hereby covenants and agrees that he shall not institute any Litigation asserting or assert as a defense in any Litigation, and shall cause his Affiliates not to institute any Litigation asserting or assert as a defense in any Litigation, (i) a Prohibited Defense (as defined below) or (ii) that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.
(i)Guarantor hereby irrevocably agrees not to exercise any rights that he may now have or hereafter acquire against Parent or any other Person liable with respect to the Guaranteed Obligations that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligations and any other amounts that may be payable under Section 1(b) shall have been paid in full.  If any amount shall be paid to Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash in United States dollars of the Guaranteed Obligations and any other amounts that may be payable

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under Section 1(b), such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and any other amounts that may be payable under Section 1(b), in accordance with the terms of the Merger Agreement and herewith, whether matured or unmatured, or to be held as collateral for the Guaranteed Obligations or other amounts payable under this Limited Guarantee thereafter arising.
2.Claims.  If the Company desires to assert any claims under this Limited Guarantee, it must make written demand upon Guarantor in respect of the applicable Guaranteed Obligations and/or the obligations under Section 1(b).
3.Representations and Warranties.  Guarantor hereby represents and warrants to the Company as follows:
(a)Guarantor has all requisite legal capacity execute and deliver this Limited Guarantee and to perform his obligations under and to consummate the transactions contemplated by this Limited Guarantee.
(b)This Limited Guarantee has been duly executed and delivered by Guarantor and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)The execution, delivery and performance by Guarantor of this Limited Guarantee does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Limited Guarantee will not, conflict with, or result in any breach or violation of, or default, with or without notice, lapse of time or both, under, or give rise to any right or obligation (including, without limitation, a right of termination, modification, cancellation or acceleration of any right or obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, any provision of (i) any Contract to which Guarantor is a party or by which any of his respective properties or assets are bound or (ii) any Law applicable to Guarantor or any of his respective properties or assets, other than, in each case, any such conflicts, violations, defaults, rights, or losses that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Guarantor to perform any of his obligations under this Limited Guarantee or to consummate the transactions contemplated hereby.
(d)As of the date hereof, and as of the time any Guaranteed Obligations hereunder or any of the amounts contemplated by Section 1(b) shall be due and payable, Guarantor has, and will have, access to all funds necessary to pay the Guaranteed Obligations hereunder and all amounts due pursuant to Section 1(b).
(e)As of the date hereof, to the knowledge of Guarantor after due inquiry, Guarantor does not have any offsets or defenses against the Company of any kind.

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4.Effectiveness; Duration.  This Limited Guarantee will be effective upon the acceptance by the Company and Guarantor of the terms and conditions of this Limited Guarantee as evidenced by their execution hereof, unless terminated pursuant to this Section 4 , shall remain in full force and effect until the Guaranteed Obligations and all amounts due pursuant to Section 1(b) have been paid in full, at which time, this Limited Guarantee shall terminate and Guarantor shall have no further obligations under this Limited Guarantee.  This Limited Guarantee shall terminate automatically, with immediate effect, upon the earliest to occur of (i) the consummation of the transactions contemplated by the Merger Agreement, (ii) the date upon which all of the Guaranteed Obligations are fully satisfied and all amounts due pursuant to Section 1(b) are fully paid in accordance with the terms of the Merger Agreement or this Limited Guarantee, and (iii) (A) the date that is ninety (90) days after the date upon which the Merger Agreement is terminated in accordance with its terms under circumstances in which any of the Guaranteed Obligations are or may become payable or (B) upon termination of the Merger Agreement in accordance with its terms under any other circumstances (the earliest of such dates in clauses (i) – (iv), the “Expiration Date”), at which time, this Limited Guarantee shall terminate and Guarantor shall have no further obligations under this Limited Guarantee; provided, however, that, in the case of the foregoing clause (iv)(A), this Limited Guarantee shall not terminate and the obligations of Guarantor under this Limited Guarantee shall continue if the Company shall have commenced, prior to the Expiration Date, a Litigation in an Applicable Court (as defined below) to enforce its rights with respect to any of the Guaranteed Obligations or under Section 1(b), in which case this Limited Guarantee shall terminate upon the earliest to occur of (A) a final, non-appealable resolution of such Litigation and payment or satisfaction of all applicable obligations imposed by the Applicable Court, if any, or (B) a written agreement signed by each of the parties hereto resolving such claims or terminating this Limited Guarantee.  Notwithstanding anything herein to the contrary, this Section 4 is in all cases subject to Section 1(g). Notwithstanding the foregoing, in the event that the Company or any of its Affiliates or their respective successors and assigns asserts in any Litigation that the provisions of Section 1(a) limiting Guarantor’s liability under Section 1(a) to the Maximum Amount, the provisions of Section 1(b) limiting Guarantor’s liability under Section 1(b) to the Guarantee Enforcement Cap, or any other provisions of this Limited Guarantee, are illegal, invalid, or unenforceable in whole or in part, then (x) the obligations of Guarantor under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (y) if Guarantor has previously made any payments under this Limited Guarantee, he shall be entitled to recover such payments from the Company, and (z) Guarantor shall not have any liability to the Company or any of its Affiliates under this Limited Guarantee.
5.Governing Law.  This Limited Guarantee shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction).
6.Consent to Jurisdiction.  Each of the parties hereto agrees that:  (a) all Litigation in connection with, arising out of or otherwise relating to this Limited Guarantee, any instrument or other document delivered pursuant to this Limited Guarantee shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Litigation, any state or

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federal court within the State of Delaware) (each, an “Applicable Court”); and (b) solely in connection with such Litigation, (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Applicable Court, (ii) irrevocably waives any objection to the laying of venue in any such Litigation in the Applicable Court, (iii) irrevocably waives any objection that the Applicable Court is an inconvenient forum or does not have jurisdiction over any party, (iv) agrees that mailing of process or other papers in connection with any such Litigation in the manner provided in Section 12 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (v) it shall not assert as a defense any matter or claim waived by the foregoing clauses (i) through (iv) of this Section 6 or that any Order issued by such courts may not be enforced in or by such courts.
7.WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS LIMITED GUARANTEE, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION, DIRECTLY OR INDIRECTLY, CONNECTED WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS LIMITED GUARANTEE, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 7.
8.Entire Understanding.  This Limited Guarantee constitutes the entire agreement among the parties hereto and their respective Affiliates with respect to the matters covered hereby and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Limited Guarantee is not intended to grant standing to any Person other than the parties hereto, except for the Confidentiality Agreement and the Merger Agreement and the other agreements related thereto and entered into on the date hereof.  No transfer of any rights or obligations hereunder shall be permitted without the consent of Guarantor, in the case of a transfer by the Company, and the Company, in the case of a transfer by Guarantor.  Any transfer in violation of the preceding sentence shall be null and void.

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9.Specific Enforcement.  The parties hereto acknowledge and agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Limited Guarantee is not performed in accordance with its specific terms or is otherwise breached.  The parties acknowledge and agree that the parties (on behalf of themselves or any third-party beneficiary to this Limited Guarantee) shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Limited Guarantee and to enforce specifically the terms and provisions hereof in the Applicable Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Limited Guarantee or at law or in equity. The parties further acknowledge and agree that the right of specific enforcement hereunder is an integral part of the transactions contemplated by the Merger Agreement and that, without that right, the Company would not enter into the Merger Agreement and neither party would enter into this Limited Guarantee.  The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law, other than an assertion the exercise of specific performance was not effected in accordance with the provisions of this Section 9 (collectively, the “Prohibited Defense”).  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent and to enforce specifically the terms and provisions of this Limited Guarantee in accordance with this Section 9 shall not be required to provide any bond or other security in connection with any such order or injunction.
10.No Waiver; Cumulative Rights.  No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Company or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time; provided, however, for the avoidance of doubt, that under no circumstance shall the Company be permitted or entitled to receive both a grant of specific performance that results in the consummation of the transactions contemplated by the Merger Agreement and monetary damages (including, without limitation, any monetary damages in lieu of specific performance and the Closing Failure Fee).  The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, Parent or any other Person now or hereafter liable for any Guaranteed Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against Guarantor hereunder.
11.Confidentiality.  This Limited Guarantee shall be treated as confidential and is being provided solely in connection with the transactions contemplated by the Merger Agreement.  This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document other than the Merger Agreement, the transaction documents contemplated therein and any ancillary agreement or document with respect thereto, except with the prior written consent of Guarantor; provided, however, that any party hereto may disclose the existence and terms of this Limited Guarantee to its directors, officers, advisors, employees, accountants and

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other representatives (provided that such party shall ensure such directors, officers, advisors, employees, accountants and other representatives maintain the confidentiality of such information on terms substantially identical to the terms contained in this Section 11) or to the extent required by applicable Law (including, without limitation, any disclosures to the Company’s shareholders required by applicable Law) or by obligations pursuant to any listing agreement with any securities exchange or as may be requested by a Governmental Authority, or pursuant to any dispute, litigation or claim arising out of or relating to the transactions contemplated by the Merger Agreement or hereby.
12.Notices.  Any notice, request, instruction or other document or other communication to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service (providing proof of delivery), (b) on the date of transmission if sent by email by 9:00 p.m. Central Time on a Business Day or, otherwise, on the next succeeding Business Day, (c) on the next Business Day if sent by an overnight delivery service marked for overnight delivery (providing proof of delivery), or (d) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

if to the Company:

Battalion Oil Corporation

Two Memorial City Plaza

820 Gessner Road, Suite 1100

Houston, TX 77024

Attention:Walter R. Mayer, Senior Vice President, General Counsel and Corporate Secretary

Email: wmayer@battalionoil.com

with a copy to (which shall not constitute notice):

Mayer Brown LLP
700 Louisiana Street Suite 3400
Houston, TX 77002
Attention:William T. Heller IV; Jeff M. Dobbs
Email:wheller@mayerbrown.com; jdobbs@mayerbrown.com

and

Mayer Brown LLP
71 S. Wacker Dr.
Chicago, IL 60606
Attention:Ryan H. Ferris
Email:rferris@mayerbrown.com

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if to Guarantor:

Abraham Mirman
17503 La Cantera Pkwy, Suite 104-603
San Antonio, TX 78257

Attention: Abraham Mirman

Email: amirman@furyresources.com

and with a copy to (which shall not constitute notice):

K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, CA 92614

Attention: Michael A. Hedge; Jason C. Dreibelbis
Email: michael.hedge@klgates.com; jason.dreibelbis@klgates.com or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

13.Counterparts.  This Limited Guarantee may be executed in counterparts and such counterparts may be delivered in electronic format (including by .pdf and email).  Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original.  To the extent applicable, the foregoing constitutes the election of the parties hereto to invoke any Law authorizing electronic signatures.

[Remainder of page intentionally left blank. Signature pages follow.]

Very truly yours,

GUARANTOR:

ABRAHAM MIRMAN

By: /s/ Abraham Mirman

[Signature page to Limited Guarantee]

Accepted and agreed:

COMPANY:

BATTALION OIL CORPORATION

By:/s/ Matthew Steele

Name:Matthew Steele

Title:Chief Executive Officer

[Signature page to Limited Guarantee]